AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is made as of [__], by and among the RiverPark Funds Trust (the “RiverPark Funds Trust”), with respect to the RiverPark Floating Rate CMBS Fund (the “New Fund”) and the RiverPark Floating Rate CMBS Fund Trust (the “Floating Rate CMBS Trust”) with respect to the RiverPark Floating Rate CMBS Fund (the “Interval Fund”). The New Fund and the Interval Fund may be referred to together as the “Funds.”

This Agreement is intended to be, and is adopted as, a plan of reorganization and liquidation for purposes of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the regulations adopted by the U.S. Treasury under the Code. The reorganization (the “Reorganization”) will consist of:

(i)	the transfer of all of the assets of the Interval Fund to the New Fund in exchange for Institutional Class shares (the “New Fund Shares”) of beneficial interest, par value per share of $0.001, of the New Fund;

(ii)	the assumption by the New Fund of all of the liabilities of the Interval Fund; and

(iii)	the distribution, after the closing date contemplated by Section 3.1 (the “Closing Date”), of the New Fund Shares, pro rata to the shareholders of the Interval Fund, and the termination, dissolution and complete liquidation of the Interval Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

RECITALS

WHEREAS, the New Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Interval Fund is a closed-end interval fund registered under the 1940 Act and the Interval Fund owns securities that are assets of the character in which the New Fund is permitted to invest;

WHEREAS, the Board of Trustees of the New Fund has determined that the Reorganization is in the best interests of the New Fund; and

WHEREAS, the Board of Trustees of the Interval Fund has determined that the Reorganization is in the best interests of the Interval Fund and that the interests of the existing shareholders of the Interval Fund will not be diluted as a result of the Reorganization.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	transfer of assets AND ASSUMPTION OF LIABILITIES of The INTERVAL Fund in exchange for THE NEW Fund Shares and liquidation of The INTERVAL Fund

1.1.	Subject to the terms and conditions hereof and on the basis of the representations and warranties contained herein:

(a)	The Interval Fund will sell, assign, convey, transfer and deliver to the New Fund, and the New Fund will acquire, on the Closing Date, all of the properties and assets specified in Section 1.2, subject to the liabilities of the Interval Fund set forth in Section 1.3.

(b)	The New Fund shall, on the Closing Date, issue and deliver to the Interval Fund the number of New Fund Shares (including fractional shares, if any) equal to the number of shares outstanding of the Interval Fund (the “Interval Fund Shares”) as of the Closing Date.

(c)	Upon consummation of the transactions described in subsections (a) and (b) above, the Interval Fund in complete liquidation shall distribute to its respective shareholders of record as of the Closing Date the New Fund Shares received by it. Each shareholder of the Interval Fund shall be entitled to receive that number of New Fund Shares equal to the total of the number of Interval Fund Shares (including fractional shares, if any) held by such shareholder as of the Closing Date.

1.2.	The assets of the Interval Fund to be acquired by the New Fund shall include, without limitation, all cash, securities, commodities and futures interests, dividends and interest receivable, any deferred or prepaid expenses shown as an asset on the books of the Interval Fund on the Closing Date, receivables for shares sold and all other properties and assets that are owned by the Interval Fund on the Closing Date.

1.3.	The assumed liabilities shall include all of the Interval Fund’s liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable at the Closing Date, and whether or not specifically referred to in this Agreement.

1.4.	As provided in Section 3.4, as soon after the Closing Date as is conveniently practicable (the “Liquidation Date”), the Interval Fund will liquidate and distribute to its shareholders of record the New Fund Shares received by the Interval Fund as contemplated by Section 1.1(c). That liquidation and distribution will be accomplished by the transfer of the New Fund Shares then credited to the account of the Interval Fund on the books of the New Fund to open accounts on the share records of the New Fund in the names of Interval Fund shareholders and representing the respective number of the New Fund Shares due to those shareholders. The New Fund shall not be obligated to issue certificates representing the New Fund Shares in connection with such exchange, regardless of whether any Interval Fund shareholders surrendered or previously held any physical certificates.

1.5.	As soon as practicable on or after the Closing Date, the Interval Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete liquidation.

2.	valuation AND VALUATION DATE

2.1.	On the Closing Date, the New Fund will deliver to the Interval Fund the number of New Fund Shares (including fractional shares, if any) determined as provided in Section 1.

2.2.	The value of the Interval Fund’s assets will be computed as of the Valuation Date (as defined in Section 2.4 of this Agreement), using the valuation procedures for the New Fund set forth in the RiverPark Funds Trust Instrument (the “RiverPark Funds Trust Instrument”) and the New Fund’s then-current prospectus or prospectuses and statement of additional information or statements of additional information (collectively, as amended or supplemented from time to time, the “New Fund Prospectus”).

2.3.	The net asset value of a New Fund Share shall be equal to the net asset value per share of an Interval Fund Share as of the Closing Date.

2.4.	The Valuation Date shall be as of 4:00 p.m. Eastern time on the Closing Date, or such other date as may be mutually agreed upon in writing by the parties hereto (the “Valuation Date”).

2.5.	The New Fund shall issue the New Fund Shares to the Interval Fund on one or more share deposit receipts registered in the name of the Interval Fund. The Interval Fund shall distribute in liquidation the New Fund Shares received by it hereunder to its shareholders as contemplated by Section 1.1, by redelivering such share deposit receipts to the RiverPark Trust’s transfer agent, which will as soon as practicable set up open accounts for Interval Fund shareholders in accordance with written instructions furnished by the Interval Fund. Immediately after the close of business on the Valuation Date, the share transfer books of the Interval Fund will be closed and no further transfers of Interval Fund shares will be made.

2.6.	The Interval Fund will pay or cause to be paid to the New Fund any interest, cash or such dividends, rights and other payments received by it on or after the Closing Date with respect to the Investments (as defined in Section 4.1(s) of this Agreement) and other properties and assets of the Interval Fund, whether accrued or contingent, received by it on or after the Closing Date. Any such distribution shall be deemed included in the assets transferred to the New Fund at the Closing Date and shall not be separately valued unless the securities in respect of which such distribution is made shall have gone “ex” such distribution before the Valuation Date, in which case any such distribution that remains unpaid at the Closing Date shall be included in the determination of the value of the assets of the Interval Fund acquired by the New Fund.

2.7.	All computations of value shall be made by each Fund’s respective pricing agent, in accordance with the requirements of the 1940 Act and its regular practice in pricing the shares and assets using the valuation procedures required by Section 2.2 or 2.3, as applicable, and shall be subject to confirmation by each Fund’s respective independent registered public accounting firm upon reasonable request by the other Fund.

3.	closing and closing date

3.1.	The Closing Date shall be [__], or at such other date to which the parties may agree. The Closing shall be held at the offices of RiverPark, 156 W. 56th Street, 17th Floor, New York, NY 10019, immediately after and on the same day as the Valuation Date, or at such other time and/or place as the parties may agree.

3.2.	The portfolio securities of the Interval Fund shall be made available by the Interval Fund to the custodian or non-U.S. sub-custodian for the New Fund (collectively, the “Custodian”), for examination no later than five business days before the Valuation Date. On the Closing Date, such portfolio securities and all the Interval Fund’s cash shall be delivered by the Interval Fund to the Custodian for the account of the New Fund, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, as applicable, the requirements of the U.S. Treasury Department’s book-entry system or the Depository Trust Company, Participants Trust Company or other third party depositories, and by transfer to the account of the Custodian or sub-custodian or other permitted entity in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the 1940 Act, and accompanied by all necessary federal, state and foreign stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of the Custodian.

3.3.	If on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on the New York Stock Exchange shall be disrupted so that accurate appraisal of the value of the net assets of the Interval Fund or the New Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.4.	The Interval Fund shall instruct its transfer agent, DST Systems, Inc., to deliver at the Closing to the New Fund or its designated agent a list of the names and addresses of the Interval Fund shareholders and the number of outstanding shares of the Interval Fund owned by each Interval Fund shareholder, all as of the close of business on the Valuation Date, certified by any Vice President, Secretary or Assistant Secretary of the RiverPark Trust, on behalf of the Interval Fund. The New Fund will certify to the Interval Fund that the New Fund Shares issuable pursuant to Section 1.1 have been credited to the Interval Fund’s account on the books of the New Fund. On the Liquidation Date, the New Fund will certify to the Interval Fund that such New Fund Shares have been credited pro rata within each class of shares to open accounts in the names of Interval Fund shareholders as provided in Section 1.4.

3.5.	At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its legal counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by Section 1.

4.	representations and warranties

4.1.	Representations and Warranties of the RiverPark Floating Rate CMBS Fund on behalf of the Interval Fund.

The RiverPark Floating Rate CMBS Fund, on behalf of the Interval Fund, represents and warrants the following to the New Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The RiverPark Floating Rate CMBS Fund is a statutory trust duly organized and validly existing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry out and consummate its obligations under this Agreement. The RiverPark Floating Rate CMBS Fund is not required to qualify as a foreign entity in any jurisdiction where it is not so qualified and the failure to so qualify would have a material adverse effect on the Interval Fund. The Interval Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted.

(b)	The RiverPark Floating Rate CMBS Fund is duly registered under the 1940 Act, and such registration has not been revoked or rescinded and is in full force and effect.

(c)	The Interval Fund is not in violation in any material respect of any provisions of the RiverPark Floating Rate CMBS Fund’s Instrument and the RiverPark Floating Rate CMBS Fund’s By-Laws (the “CMBS By-Laws”), the Interval Fund Prospectus (as defined below) or any agreement, indenture, instrument, contract, lease or other undertaking to which the Interval Fund is a party or by which the Interval Fund or its assets are bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(d)	The Interval Fund’s current prospectus and statement of additional information (collectively, as amended or supplemented from time to time, the “Interval Fund Prospectus”) conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder and do not include any untrue statement of a material fact or omit to state any material fact relating to the Interval Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)	Information about the RiverPark Floating Rate CMBS Fund and the Interval Fund, that appears in any portion of the Registration Statement on Form N-14 filed by the RiverPark Funds Trust, relating to the New Fund Shares to be issued to the shareholders of the Interval Fund (the “RiverPark Funds Trust N-14”) or in any other proxy solicitation materials does not include any untrue statement of a material fact or omit to state any material fact relating to the RiverPark Floating Rate CMBS Fund or the Interval Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply in all material respects with federal securities and other laws and regulations.

(f)	At the Closing Date, the Interval Fund will have good and marketable title to the Interval Fund’s assets to be transferred to the New Fund, which are free of any material liens, pledges or encumbrances.

(g)	Except as otherwise disclosed to the New Fund, no material litigation, administrative or other proceedings or investigation is presently pending or, to the knowledge of the Interval Fund, threatened as to the Interval Fund or any of its properties or assets or any person whom the Interval Fund may be obligated to directly or indirectly indemnify in connection with such litigation, proceedings or investigation.

(h)	The statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of portfolio investments (indicating their market values) of the Interval Fund at, as of, and for the fiscal year ended September 30, 2017, audited by Cohen & Company, Ltd. independent registered public accounting firm to the Interval Fund, copies of which have been furnished to the New Fund, fairly reflect the financial condition, results of operations, and changes in net assets of the Interval Fund as of such date and for the period then ended in accordance with accounting principles generally accepted in the United States consistently applied, and the Interval Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above, or those incurred in the ordinary course of its business since September 30, 2017.

(i)	Since September 30, 2017, there has not been any material adverse change in the Interval Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Interval Fund of indebtedness (other than in the ordinary course of business). For purposes of this subparagraph (i), distribution of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business.

(j)	(i) All U.S. federal income tax and other material tax returns and reports of the Interval Fund, including but not limited to information returns, required by law to have been filed by such date (giving effect to extensions) have been timely filed and were true, correct and complete in all material respects as of the time of their filing; (ii) all taxes (if any) of the Interval Fund that are due and payable on such returns or reports or on any assessments received by Interval Fund shall have been timely paid or the timely payment thereof shall have been provided for; (iii) the Interval Fund is not liable for taxes of any person other than itself (excluding in its capacity as withholding agent) and is not a party to any tax sharing or allocation agreement; and (iv) the Interval Fund has not had any material tax deficiency or liability asserted against it, and it is not under any material audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid.

(k)	For each taxable year of its operation, the Interval Fund has met, and for the current taxable year, the Interval Fund expects to meet, the requirements of Subchapter M of the Code for qualification and treatment as a “regulated investment company,” has elected to be treated as such, and has computed or will compute, as applicable, its U.S. federal income tax under Section 852 of the Code.

(l)	The Interval Fund has not received written notification from any tax authority that asserts a position contrary to any of the representations in paragraphs (j) or (k) of this Section 4.1.

(m)	The authorized capital of the RiverPark Funds Trust consists of a sufficient number of shares of beneficial interest, par value per share of $0.001, of such number of different series as the Board of Trustees of the RiverPark Funds Trust may authorize from time to time. The Shares each have the characteristics described in the Interval Fund Prospectus and will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the transfer agent as provided in Section 3.4. All issued and outstanding shares of the Interval Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Interval Fund (except as set forth in the Interval Fund Prospectus), and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Interval Fund are outstanding.

(n)	The Interval Fund’s investment operations are in compliance in all material respects with the investment policies and investment restrictions set forth in the Interval Fund Prospectus.

(o)	The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of the RiverPark Floating Rate CMBS Fund, this Agreement constitutes a valid and binding obligation of the RiverPark Floating Rate CMBS Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to affecting the enforcement of creditors’ rights and to general equity principles.

(p)	The Interval Fund has no material contracts outstanding (other than this Agreement) to which the Interval Fund is a party, other than as disclosed in the Interval Fund Prospectus or in the registration statement of the RiverPark Funds Trust, as amended, filed with the Commission under the 1933 Act and the 1940 Act (the “Registration Statement”).

(q)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Interval Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”), the 1940 Act, state securities laws or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).

4.2.	Representations and Warranties of the RiverPark Funds Trust on behalf of the New Fund.

The RiverPark Funds Trust, on behalf of the New Fund, represents and warrants the following to the Interval Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The RiverPark Funds Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry out its obligations under this Agreement. The RiverPark Funds Trust is not required to qualify as a foreign entity in any jurisdiction where it is not so qualified and the failure to so qualify would have a material adverse effect on the New Fund. The New Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted.

(b)	The RiverPark Funds Trust is duly registered under the 1940 Act, as a management company of the open-end type, and such registration has not been revoked or rescinded and is in full force and effect, and the New Fund is a separate series thereof duly designated in accordance with the applicable provisions of the RiverPark Funds Trust’s Instrument and the 1940 Act.

(c)	The New Fund is not in violation in any material respect of any provisions of the RiverPark Funds Trust’s Instrument or the RiverPark Funds Trust’s By-Laws (the “Trust By-Laws”), the New Fund Prospectus or any agreement, indenture, instrument, contract, lease or other undertaking to which the New Fund is a party or by which the New Fund or its assets are bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

(d)	The New Fund Prospectus conforms in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not and will not include any untrue statement of a material fact or omit to state any material fact relating to the New Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)	Information about the RiverPark Funds Trust, the New Fund that appears in any portion of the RiverPark Funds Trust N-14 or in any other proxy solicitation materials does not include any untrue statement of a material fact or omit to state any material fact relating to the RiverPark Funds Trust, the New Fund required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall comply in all material respects with federal securities and other laws and regulations.

(f)	At the Closing Date, the New Fund will have good and marketable title to its assets held immediately before the Closing Date, which are free and clear of any material liens, pledges or encumbrances except those previously disclosed to the Interval Fund.

(g)	Except as otherwise disclosed in writing to the Interval Fund, no material litigation, administrative or other proceedings or investigation is presently pending or, to the knowledge of the New Fund, threatened as to the New Fund or any of its properties or assets or any person whom the New Fund may be obligated to directly or indirectly indemnify in connection with such litigation, proceedings or investigation. Neither the RiverPark Funds Trust nor the New Fund knows of any facts which might form the basis for the institution of such proceedings and the New Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(h)	The authorized capital of the RiverPark Funds Trust consists of an unlimited number of shares of beneficial interest, par value per share of $0.001, of such number of different series as the Board of Trustees of the RiverPark Funds Trust may authorize from time to time. The outstanding shares of beneficial interest in the New Fund as of the Closing Date will be divided into Retail Class Shares and Institutional Class Shares, each having the characteristics described in the New Fund Prospectus. All issued and outstanding shares of the New Fund, including the New Fund Shares issued hereunder, are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the New Fund Prospectus) by the RiverPark Funds Trust and the New Fund, and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the New Fund are outstanding.

(i)	The New Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the New Fund Prospectus, except as previously disclosed in writing to the Interval Fund.

(j)	The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of the RiverPark Funds Trust and by all other necessary trust action on the part of the RiverPark Funds Trust and the New Fund, and this Agreement constitutes a valid and binding obligation of the RiverPark Funds Trust with respect to the New Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to affecting the enforcement of creditors’ rights and to general equity principles.

(k)	The New Fund has no material contracts outstanding to which the New Fund is a party, other than as disclosed in the New Fund Prospectus, in the RiverPark Funds Trust N-14 or in the RiverPark Funds Trust’s Registration Statement.

(l)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the New Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities laws or blue sky laws.

(m)	The New Fund has maintained, or caused to be maintained on its behalf, all books and requires required of a registered investment company in material compliance with the requirements of Section 31 of the 1940 Act and the rules thereunder.

5.	Covenants of the PARTIES

5.1.	Each of the Interval Fund and the New Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business may include purchases and sales of portfolio securities, sales and redemptions of fund shares, and regular and customary periodic dividends and distributions.

5.2.	The RiverPark Floating Rate CMBS Fund will call a special meeting of the Interval Fund’s shareholders to consider and act upon the Reorganization and to take all other appropriate action necessary to obtain approval of the transactions contemplated herein. If insufficient votes are received from the RiverPark Floating Rate CMBS Fund’s shareholders, the meeting may be adjourned as permitted under the RiverPark Floating Rate CMBS Fund’s Instrument and the RiverPark Floating Rate CMBS Fund’s By-laws and applicable law in order to permit further solicitation of the proxies.

5.3.	The RiverPark Funds Trust will prepare and file with the Commission the RiverPark Funds Trust N-14. The RiverPark Funds Trust N-14 will include a proxy statement related to the Reorganization, an Information Statement and a prospectus of the New Fund relating to the transaction contemplated by this Agreement. The RiverPark Funds Trust N-14 shall be in material compliance with the 1933 Act, the 1934 Act, and the 1940 Act, as applicable. Each party will provide the other party with the materials and information necessary to prepare the proxy statement, Information Statement and related materials (the “Proxy Materials”), for inclusion therein, in connection with the special meeting of the shareholders of the Interval Fund to consider the approval of the Reorganization.

5.4.	It is the intention of the parties that the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Interval Fund nor the New Fund shall (either before or after the Closing Date) take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or that results in the failure of a Reorganization to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.5.	As promptly as practicable, but in any case within sixty (60) days after the Closing Date, the Interval Fund shall furnish the New Fund, in such form as is reasonably satisfactory to the New Fund, (i) a statement of the earnings and profits and capital loss carryovers of the Interval Fund for federal income tax purposes that will be carried over by the New Fund as a result of Section 381 of the Code and (ii) a statement as to the adjusted tax basis in the hands of the Interval Fund of the securities delivered to the New Fund pursuant to this Agreement, together with any such other evidence as to such adjusted tax basis as the New Fund may reasonably request.

5.6.	The New Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities laws or blue sky laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.7.	The Interval Fund agrees that the liquidation of the Interval Fund will be effected in the manner provided in its Trust Instrument and its By-Laws in accordance with applicable law, and that on and after the Closing Date, the Interval Fund shall not conduct any business except in connection with its liquidation.

5.8.	Subject to the provisions of this Agreement, each party will take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.

6.	conditions precedent to obligations of the New Fund

The obligations of the New Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Interval Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

6.1.	The representations and warranties of the RiverPark Floating Rate CMBS Fund made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and the RiverPark Floating Rate CMBS Fund and the Interval Fund shall have complied in all material respects with all the covenants and agreements and shall have satisfied in all material respects all of the conditions on their parts to be performed or satisfied under this Agreement at or prior to the Closing Date.

6.2.	The Interval Fund shall have furnished to the New Fund a statement of the Interval Fund’s assets and liabilities, with values determined as provided in Section 2 of this Agreement, together with a list of Investments with their respective tax costs, all as of the Valuation Date.

6.3.	The Interval Fund’s custodian shall have delivered to the New Fund a certificate identifying all of the assets of the Interval Fund held by that custodian as of the Valuation Date.

7.	conditions precedent to obligations of the Interval fund

The obligations of the Interval Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the New Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

7.1	The representations and warranties of the RiverPark Funds Trust made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and the RiverPark Funds Trust has complied in all material respects with all the covenants and agreements and satisfied in all material respects all of the conditions on their parts to be performed or satisfied under this Agreement at or prior to the Closing Date.

7.2	The RiverPark Funds Trust, on behalf of the New Fund, will assume all of the liabilities of the Interval Fund existing at the Valuation Date in connection with the transactions contemplated by this Agreement and all such other agreements and instruments as the Interval Fund may reasonably deem necessary or desirable to otherwise carry out the intent and purpose of this Agreement.

8.	further conditions precedent to obligations of the parties

The respective obligations hereunder of the RiverPark Funds Trust, on behalf of the New Fund, and the RiverPark Floating Rate CMBS Fund, on behalf of the Interval Fund, are subject to the further conditions that on or before the Closing Date:

8.1.	On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act and no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.2.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state blue sky and securities authorities) deemed necessary by the RiverPark Floating Rate CMBS Fund, the Interval Fund, the RiverPark Funds Trust or the New Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the New Fund or the Interval Fund, provided that any party hereto may for itself waive any of those conditions.

8.3.	The RiverPark Funds Trust N-14 shall have become effective under the 1933 Act, and no stop order suspending the effectiveness thereof shall have been issued. To the best knowledge of the parties to this Agreement, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.4.	At any time before the Closing, any of the foregoing conditions of this Section 8 may be waived by the Board of Trustees of the RiverPark Funds Trust and Board of Trustees of the RiverPark Floating Rate CMBS Fund if, in the judgment of the Board of Trustees of the RiverPark Funds Trust and the Board of Trustees of the RiverPark Floating Rate CMBS Fund, that waiver would not have a material adverse effect on the interests of the shareholders of the Interval Fund or the interests of the shareholders of the New Fund.

9.	brokerage fees; expenses.

9.1.	Each party acknowledges that there is no person who has dealt with it who by reason of such dealings is entitled to any broker’s or finder’s or other similar fee or commission in connection with or arising out of the transactions contemplated by this Agreement.

9.1.	The parties acknowledge that RiverPark will bear and pay all expenses relating to the Reorganization, whether or not the Reorganization is consummated (and not in contravention of the guidelines set forth in Revenue Rule 73-54, 1973-1 C.B. 187).

10.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

10.1.	This Agreement supersedes all previous correspondence and oral communications between the parties regarding the subject matter hereof, constitutes the only understanding with respect to such subject matter and may not be changed except by a letter of agreement signed by each party hereto.

10.2.	The representations, warranties and covenants contained in this Agreement or in any other document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.

11.	termination

11.1.	This Agreement may be terminated by the mutual agreement of the Interval Fund and the New Fund, before the Closing Date.

11.2.	In addition, either the Interval Fund or the New Fund may at its option terminate this Agreement at or before the Closing Date due to:

(a)	With respect to a termination by the Interval Fund, a material breach by the New Fund of any representation, warranty, covenant or agreement contained herein to be performed by the New Fund at or before the Closing Date, if not cured within 30 days; or with respect to a termination by the New Fund, of a material breach by the Interval Fund of any representation, warranty, covenant or agreement herein to be performed by the Interval Fund at or before the Closing Date, if not cured within 30 days;

(b)	A condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met;

(c)	A reasonable determination by the New Fund’s Board of Trustees or of the Interval Fund’s Board of Trustees that the consummation of the transactions contemplated herein would not be in the best interests of the New Fund or the Interval Fund, respectively, and prompt written notice is given to the other parties hereto; or

(d)	Any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.2(d) shall have used its reasonable efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

11.3.	If the transactions contemplated by this Agreement have not been substantially completed by December 31, 2018, this Agreement shall automatically terminate on that date unless both the Interval Fund and the New Fund agree in writing to a later date.

11.4.	If for any reason the transactions contemplated by this Agreement are not consummated, in the absence of willful default, no party shall be liable to any other party for any damages resulting therefrom, including, without limitation, consequential damages.

11.5.	In the event of the termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11, this Agreement shall become void and have no effect except that (a) Sections 9, 11.4, 13 and 14 shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of any breach of any provision of this Agreement by any party prior to the date of termination, unless the termination is effected pursuant to Section 11.1.

12.	AMENDMENTS.

This Agreement may be amended, modified or supplemented in such manner as may be agreed upon in writing by the authorized officers of the RiverPark Floating Rate CMBS Fund and the RiverPark Funds Trust; provided however, that following the special meeting of shareholders of the Interval Fund called by the RiverPark Floating Rate CMBS Fund pursuant to Section 5.2 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of New Fund Shares to be issued to the shareholders of the Interval Fund under this Agreement to the detriment of those shareholders without their further approval.

13.	NOTICES.

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by telecopy, recognized courier or certified mail addressed as follows, and be deemed given upon transmission confirmation, delivery confirmation or three days after so being mailed, to the following applicable addresses(s) or such other address last designated by the applicable party through written notice:

If to the RiverPark Funds Trust or the New Fund:

RiverPark Advisors, LLC

156 West 56th Street

New York, New York 10019

Attn: Morty Schaja

Email: mschaja@riverparkfunds.com

With a copy to:

Blank Rome

If to the RiverPark Floating Rate CMBS Fund or the Interval Fund:

RiverPark Advisors, LLC

156 West 56th Street

New York, New York 10019

Attn: Morty Schaja

Email: mschaja@riverparkfunds.com

With a copy to:

Blank Rome

14.	miscellaneous.

14.1.	The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

14.3.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally agrees to be subject to, and hereby irrevocably and unconditionally submits to, the non-exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware for the purposes of any action, suit or proceeding (including appeals to their respective appellate courts) arising out of this Agreement or the transactions contemplated hereby. To the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of Delaware or (ii) the United States District Court for the District of Delaware (including appeals to their respective appellate courts), and hereby further irrevocably and unconditionally to the fullest extent permitted by law waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.5.	It is expressly agreed that the obligations of each of the New Fund and the Interval Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents, or employees of the RiverPark Funds Trust or the New Fund or the RiverPark Floating Rate CMBS Fund or the Interval Fund personally, but shall bind only the property of the respective Fund, as provided in the RiverPark Funds Trust’s Instrument or RiverPark Floating Rate CMBS Fund’s Instrument, as applicable. All persons shall look only to the assets of the applicable Fund to satisfy the obligations of such Fund hereunder and not to the RiverPark Funds Trust or the RiverPark Floating Rate CMBS Fund generally or any other series of the RiverPark Funds Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees of the RiverPark Funds Trust and the Board of Trustees of the RiverPark Floating Rate CMBS Fund on behalf of the New Fund and the Interval Fund, respectively, acting as such. Neither the authorization by such Boards of Trustees nor the execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the respective Fund.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its President, a Vice President or Treasurer.

RIVERPARK FLOATING RATE CMBS FUND
On behalf of the Interval Fund

By:
Name:	Morty Schaja
Title:	Principal Executive Officer

RIVERPARK FUNDS TRUST
On behalf of the RiverPark Floating Rate CMBS Fund

By:
Name:	Morty Schaja
Title:	Principal Executive Officer

ACKNOWLEDGED AND AGREED TO

(only with respect to Section 9)

RIVERPARK ADVISERS, LLC

By:
Name:
Title: